EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Markel Corporation:

We consent to the use of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/    KPMG LLP

Richmond, Virginia
May 17, 2016